Exhibit 10.10

Confidential Treatment Requested by

Pacific Biosciences of California, Inc.

IURTC Tech No. […***…]

EXCLUSIVE LICENSE AGREEMENT

Between

INDIANA UNIVERSITY RESEARCH AND TECHNOLOGY

CORPORATION

Licensor

And

NANOFLUIDICS, INC.

Licensee

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Introduction: This Exclusive License Agreement (“Agreement”) is made and entered into on the Effective Date by and between the Indiana University Research and Technology Corporation, a nonprofit corporation organized under the laws of the state of Indiana, having its principal offices at 351 West 10th Street, Indianapolis, Indiana 46202 (hereinafter “IURTC”), and Nanofluidics, Inc., a corporation organized under the laws of the State of Delaware, having its address at 1505 Adams Drive, Menlo Park, CA 94025 (hereinafter “Nanofluidics”).

1	Background: Through a Memorandum of Agreement between Indiana University (IU) and the Advanced Research and Technology Institute (ARTI), the predecessor corporation to IURTC, dated January 1, 1997, IU assigns its intellectual property to IURTC and IURTC is responsible for managing the intellectual property through its Office of Technology Transfer. IURTC is the owner of certain Intellectual Property that is the subject of this Agreement and has the right to grant licenses. IURTC wishes to allow the Intellectual Property to be used to further scientific research and for new product development and other applications in the public interest and is willing to grant a license for such uses. Nanofluidics represents to IURTC that it has the necessary product development, manufacturing and marketing capabilities to commercialize products based on such Intellectual Property. Nanofluidics desires to obtain a license to use these properties and information for its own commercial research and development endeavors upon the terms and conditions set forth in this Agreement. In consideration of these premises and the mutual promises contained herein, the Parties further agree as follows.

2	Definitions: For the purposes of this Agreement, the following words and phrases will have the meanings assigned to them below.

2.1	Calendar Half: Each six-month period, or portion thereof, beginning on January 1 or July 1.

2.2	Calendar Year: Each twelve month period, or portion thereof, beginning on January 1.

2.3	Confidential Information: All terms of this agreement and any information provided by a Party to the other Party pursuant to this Agreement, which is identified as “Confidential Information” at the time provided.

2.4	Development Plan: Nanofluidics’ good faith, bona fide plan for the development, manufacture, promotion, importation, sale and/or marketing of Licensed Products.

2.5	Diagnostic: A Licensed Product which is intended to diagnose or ascertain clinical condition(s) of a patient, wherein information is to be reported to a patient and/or his/her caregiver for use in a therapeutic decision.

2.6	Effective Date: May 15, 2005.

2.7	Field: [...***...]

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2.8	First Commercial Sale: The earliest date on which Nanofluidics or any of its Sublicensees executes a Sale (including equivalent cash value for trades or other non-cash payments). The transfer of Licensed Products by Nanofluidics or its Sublicensees strictly for their own laboratory research and development purposes, beta-testing and/or clinical testing does not constitute a First Commercial Sale for the purposes of this Agreement, provided that Nanofluidics or its Sublicensees receive no payment or other compensation or value for such Licensed Product in excess of the fully burdened (i.e., direct and indirect) costs of producing and transporting such materials.

2.9	Intellectual Property: Any and all rights under the Patent Rights.

2.10	Licensed Product: Any product made, made for, used, sold or imported by Nanofluidics or any Sublicensees that: (a) in the absence of this Agreement would infringe at least one Valid Claim, or (b) uses a process covered by a Valid Claim.

2.11	Nanofluidics: Nanofluidics, Inc. and its affiliates which are exercising the rights granted in Article 3. For the purpose of this definition, affiliate is any person or entity that, directly or indirectly, owns or controls a Party or that is controlled by or under common control with a Party. Control(s) or controlled by means (a) direct or indirect ownership of at least 50% of the outstanding voting securities of a corporation, (b) the right to receive at least 50% of the earnings of the person, corporation, or other entity in question, or (c) the right to control the business decisions of the person, corporation, or other entity in question.

2.12	Net Sales: The total of all value, compensation, and payments received for Sales of Licensed Products, it being understood that Net Sales will include only Sales of [...***...], less the following:

2.12.1	Trade, quantity and cash discounts on Licensed Products actually provided to third parties.

2.12.2	Credits, allowances or refunds, not to exceed the original invoice amount, for actual claims, damaged goods, rejections or returns of Licensed Products.

2.12.3	Excise, sale, use, value added or other taxes, other than income taxes, paid by Nanofluidics or its Sublicensees due to the Sale of Licensed Products.

2.12.4	Freight, transport packaging, or insurance charges associated with transportation.

2.13	Party: IURTC or Nanofluidics. Collectively, IURTC and Nanofluidics are referred to as the “Parties.”

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2.14	Patent Rights: Any and all rights in and to United States Patent No. [...***...], as well as all patents or applications claiming priority thereto or common priority with United States Patent No. [...***...], including all divisions, continuations, continuations-in-part, reissues, reexaminations, and any foreign counterparts to the foregoing patents or applications.

2.15	Sale: Any transaction in which a Licensed Product is exchanged or transferred for value. A Sale of a Licensed Product will be deemed to have been made at the time Nanofluidics (or anyone acting on behalf of or for the benefit of Nanofluidics) first invoices, ships, or receives value for a Licensed Product.

2.16	Sublicensee: A person or entity to whom Nanofluidics has granted a sublicense pursuant to and in accordance with Article 3 of this Agreement.

2.17	Sublicensing Revenue: All payments received by Nanofluidics from its Sublicensees specifically attributable to the licensing of Intellectual Property, including upfront cash payments, minimum royalties and royalties on Net Sales on the account of the importation, manufacture, sale, or use of Licensed Products in the Territory during the Term of this Agreement.

2.18	Term: Commencing on the Effective Date and continuing until the expiration of the last to expire patents included in the Patent Rights unless earlier terminated in accordance with this Agreement.

2.19	Territory: Anywhere in the world, except those countries to which export of technology or goods is prohibited by applicable U.S. export control laws or regulations.

2.20	Valid Claim: A claim of an issued and unexpired patent included in the Patent Rights that has not been disclaimed, or has not been held invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a decision or order that is not subject to appeal.

3	License Grant: Subject to the terms and conditions set forth in this Agreement, IURTC hereby grants to Nanofluidics and Nanofluidics hereby accepts, the following license during the Term in the Territory:

3.1	An exclusive, fee- and royalty-bearing license, including the right to enforce the Patent Rights and the right to grant sublicenses as set forth herein, under the Intellectual Property, to make, have made, sell, offer for sale, have sold, use, import and have imported Licensed Products in the Field.

3.2	Nanofluidics may grant sublicenses under this Agreement only in strict compliance with the following terms and conditions:

3.2.1	Only Nanofluidics is permitted to grant sublicenses. Any sublicense granted by Nanofluidics under this Agreement shall provide that Sublicensees:

3.2.1.1	Indemnify and hold harmless IURTC Indemnitees (as defined in Article 11) to the same extent and under terms no less favorable to IURTC Indemnitees as Nanofluidics’ obligations under Article 11 of this Agreement.

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3.2.1.2	Maintain insurance for IURTC’s benefit to the same extent and under terms no less favorable to IURTC as Nanofluidics’ obligations under Article 12 of this Agreement.

3.2.1.3	Maintain books and records and allow audits for IURTC’s benefit to the same extent and under terms no less favorable to IURTC as Nanofluidics’ obligations under Section 6.4 of this Agreement.

3.2.1.4	Use commercially reasonable efforts to comply with those parts of Nanofluidics’ Development Plan referred to in Article 4 of this Agreement which are relevant to the activities of the Sublicensee.

3.2.1.5	Will pay directly to IURTC the Sublicensing Revenue then due or thereafter due to Nanofluidics upon receipt of notice from IURTC and only after Nanofluidics enters bankruptcy or receivership, voluntarily or involuntarily. IURTC will remit to Nanofluidics any amounts received that exceed the sum actually owed by Nanofluidics to IURTC.

3.2.1.6	Will become direct licensees of IURTC under the rights originally sublicensed to them by Nanofluidics if this Agreement is terminated prior to expiration, provided that (i) the Sublicensee did not cause the termination of this Agreement and (ii) the Sublicensee agrees to reasonably comply with the relevant terms of this Agreement and to fulfill all the responsibilities of Nanofluidics hereunder including reasonable obligations to continue with product development. In no event, however, shall a person or entity who becomes a direct licensee pursuant to this provision have any right to grant sublicenses under this Agreement. Sublicensing agreements will remain in effect if this Agreement is terminated prior to expiration.

3.2.2	Within thirty (30) days of the effective date of any sublicense, Nanofluidics shall provide IURTC a complete copy of the sublicense and all exhibits thereto. If the original sublicense is written in a language other than English, the copy of the sublicense and all exhibits thereto shall be accompanied by a complete translation written in English. Nanofluidics represents and warrants that such translation will be a true and accurate translation of the sublicense agreement and its exhibits.

3.2.3	Nanofluidics will be primarily liable to IURTC for all of Nanofluidics’ obligations contained in this Agreement. Any act or omission by a Sublicensee that would be a breach of this Agreement if not unreasonably imputed to Nanofluidics will be deemed to be a breach by Nanofluidics of this Agreement.

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3.2.4	If IURTC becomes aware of the breach, IURTC will provide Nanofluidics reasonable advance notice of such act or omission by a Sublicensee, and afford Nanofluidics the opportunity to cure the breach within ninety (90) days after Nanofluidics receives the notice from IURTC.

3.3	The license “to have made” granted in Articles 3.1 and 3.2 means that the Nanofluidics may contract with one or more third parties to manufacture Licensed Products for Nanofluidics for sale or offer for sale by Nanofluidics or Sublicensees within the scope of its (or their) sales operations. Nanofluidics shall require all such third parties to assume confidentiality obligations consonant with Article 7 of this Agreement.

3.4	IURTC and IU may use the Intellectual Property for non-commercial educational and research purposes and permit other universities and non-profit research institutes to do the same, it being understood that no rights will be extended to commercial entities pursuant to this section.

3.5	Except with respect to Confidential Information provided by Nanofluidics under this Agreement, Nanofluidics may not in any way restrict the rights of IU, other universities or non-profit institutions, or their faculty, staff, students, or employees from publishing the results of their research related to the Intellectual Property.

3.6	This Agreement provides Nanofluidics and Sublicensees no ownership rights of any kind in the Intellectual Property. All ownership rights remain the property of IURTC.

3.7	In accordance with Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. §§ 200-212, the United States government retains certain rights to inventions arising from federally supported research or development. Under these laws and implementing regulations, the government may impose requirements on such inventions. Licensed Products embodying inventions subject to these laws and regulations sold in the United States must be substantially manufactured in the United States. The license rights granted in this Agreement are expressly made subject to these laws and regulations as they may be amended from time to time. Nanofluidics shall be required to abide by all such laws and regulations and shall ensure that all sublicenses under this Agreement impose a similar requirement upon all Sublicensees.

3.8	Nanofluidics shall ensure that appropriate markings, such as the patent number included in the Patent Rights, appears in accordance with each country’s patent laws, on all Licensed Products (or their packaging, as appropriate) sold by or on behalf of Nanofluidics and all Sublicensees.

4	Diligence: Nanofluidics agrees to use commercially reasonable efforts to develop, manufacture, promote and sell Licensed Products (including sales through agents or distributors) in accordance with the Development Plan.

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4.1	Within sixty days of the Effective Date of this Agreement, Nanofluidics will provide IURTC with a Development Plan that contains Nanofluidics’ good faith, bona fide plans for commercializing Licensed Products as rapidly and extensively as practicable. The Development Plan will contain the following information:

4.1.1	A summary of work completed as of the submission date of the Development Plan relating to development of Licensed Products and a description of each Licensed Product planned for development.

4.1.2	Tasks to be performed by Nanofluidics, its contractors and/or Sublicensees to develop Licensed Product to the point of commercialization, including estimated time schedules for specific tasks to be accomplished.

4.1.3	Tasks to be performed to achieve regulatory approval or other certification of Licensed Product, including estimated time schedules for each.

4.1.4	Identification of the primary country(ies) in which the Licensed Product(s) will be sold and a good faith estimate of time of First Commercial Sale in the primary country(ies).

4.2	Nanofluidics will update the Development Plan and report progress against the Plan in writing to IURTC no later than January 31 of the Calendar Year following the Calendar Year in which the Effective Date falls and no later than January 31 of each subsequent Calendar Year. The updates and reports will summarize in reasonable detail the progress achieved and any problems encountered in the development, evaluation, testing, manufacture, initial sale, and/or initial marketing of each Licensed Product. Upon reasonable request by IURTC, Nanofluidics will consult with IURTC about tasks, schedules and progress.

4.3	Prior to the First Commercial Sale of any Licensed Product, Nanofluidics will be considered diligent developing any Licensed Product so long as Nanofluidics timely provides the required updates and progress reports to the Development Plan and so long as Nanofluidics:

4.3.1	Provides financial and other resources required to maintain progress in accomplishing the Development Plan as to any Licensed Product.

4.3.2	Uses commercially reasonable efforts to conduct and/or enable others to conduct all activities required to maintain scheduled progress to accomplish the Development Plan as to any Licensed Product.

4.4	Within [...***...] after the First Commercial Sale of a Licensed Product Nanofluidics will be considered diligent if [...***...].

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4.5	If Nanofluidics has ceased to develop, manufacture, promote and sell Licensed Products (including sales through agents or distributors) in accordance with the provisions of this Article, for reasons other than: (a) a governmental agency has withheld regulatory approval notwithstanding Nanofluidics’ diligent efforts to obtain such approval; (b) Nanofluidics encountered unanticipated technical or scientific problems that have been promptly reported in writing to IURTC; or (c) Nanofluidics encountered other causes beyond its reasonable control, notwithstanding its diligent efforts to overcome them, and which have been promptly reported in writing to IURTC; then IURTC must notify Nanofluidics of its belief that Nanofluidics has not reasonably fulfilled the diligence obligations pursuant to any provisions in Article 4 and provide reasonable justification for such belief. Upon provision of such notice and at the request of IURTC, Nanofluidics must show cause why the exclusivity granted hereunder should not be terminated. If within ninety (90) days after IURTC’s service of notice, Nanofluidics has not provided IURTC with reasonable evidence that Nanofluidics has met the diligence obligations of this Article 4, then IURTC may immediately terminate the exclusive license granted hereunder. Notwithstanding the foregoing, the Parties agree to engage in good faith discussions, and negotiations as necessary, prior to any early termination of this Agreement as provided herein.

5	Fees, Payments, and Royalties

5.1	Nanofluidics shall pay to IURTC a non-refundable, non-creditable license issue fee of [...***...]. The license fee of [...***...] shall be paid in three separate installments, each payable on or before [...***...], [...***...], and [...***...].

5.2	Within fifteen (15) days after the Effective Date, Nanofluidics shall pay to IURTC [...***...] as reimbursement for documented expenses incurred for preparing, filing, and prosecuting patents and patent applications prior to the Effective Date.

5.3	Beginning on the first anniversary of the Effective Date until the Calendar Half of the First Commercial Sale that occurs in a primary country designated in the Development Plan, Nanofluidics shall pay to IURTC a non-refundable, non-creditable license maintenance fee of [...***...] per Calendar Half.

5.4	Nanofluidics shall pay to IURTC a non-refundable minimum royalty during the Term of this Agreement. The first calendar period for which the minimum royalty will be paid will begin on the first day of the Calendar Half following the Calendar Half in which the First Commercial Sale occurs. Payments under this Section 5.3 will be due in the following amounts for the corresponding periods:

Period	Minimum Royalty
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

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5.4.1	Minimum royalties will be paid within thirty (30) days of the end of each respective Calendar Half.

5.4.2	Minimum royalties will be creditable against earned royalties for the Calendar Year in which they were or are to be paid.

5.5	Nanofluidics shall pay to IURTC an earned royalty of:

5.5.1	[...***...] of Net Sales of a sequencing service provided by Nanofluidics to a third party, excluding services promoted as a Diagnostic.

5.5.2	[...***...] of Net Sales of Nanofluidics to a third party, excluding Diagnostic products and services, and sequencing services under Section 5.5.1.

5.5.3	[...***...] of Net Sales of a Diagnostic product or service sold by Nanofluidics to a third party.

5.5.4	In the event the [...***...] are offered in combination with other product(s), service(s) or component(s) for a single price, then the Net Sales of the [...***...] will be calculated by multiplying the gross invoice price of the combination by the fraction A/(A+B), where A is the catalog price, during the royalty period in question, of the [...***...] sold separately, and B is the total catalog price, during the royalty period in question, of the other product(s), service(s) or component(s) sold separately. If the [...***...] or the other product(s), service(s) or component(s) are not offered separately during that royalty period, then the gross invoice price on the combination will be reasonably allocated between the [...***...] and other product(s), service(s) or component(s), based on their relative cost of goods determined by Generally Accepted Accounting Principles (GAAP).

5.5.5	Earned royalties will be accumulated and reported each Calendar Half. Nanofluidics will pay to IURTC earned royalties accumulated during a Calendar Half within thirty (30) days of the end of said Calendar Half.

5.6	In the event Nanofluidics is obligated to pay, pursuant to any bona fide, arm’s length contract or any judgment effective after the Effective Date of this Agreement, any amounts to any third parties with respect to a Licensed Product, Nanofluidics may deduct [...***...] percent [...***...] of the amounts owing to such third party from the royalties owing to IURTC pursuant to Section 5.5 for such Licensed Product. However, such royalties to be paid to IURTC pursuant to Section 5.5 shall not be so reduced to less than [...***...] of the amounts that would have otherwise be due IURTC with respect to such Licensed Product.

5.7	In the event any patent or any claim thereof included within the Patent Rights is disclaimed through reissue or reexamination, or held invalid or unenforceable by a court

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or other government agency of competent jurisdiction, and no other Valid Claim covers the Licensed Product in the Territory, then all obligation to pay royalties based on such patent or claim will cease as of the date of such decision, provided that if such decision is vacated or overruled, royalty payments shall then be resumed.

5.8	Nanofluidics shall pay to IURTC [...***...] percent [...***...] of all Sublicensing Revenue.

5.8.1	Sublicensing Revenue is fully creditable against minimum royalties in the Calendar Year in which they were or are to be paid.

5.8.2	Sublicensing Revenue will be accumulated and reported on a Calendar Half basis. Nanofluidics will pay to IURTC sublicense fees accumulated during a Calendar Half within thirty (30) days of the end of said Calendar Half.

5.9	Nanofluidics will pay IURTC the following milestone payments:

5.9.1	A one time payment of [...***...] due after annual Net Sales equals or exceeds [...***...].

5.9.2	A one time payment of [...***...] upon regulatory approval of a Diagnostic Product.

5.10	No multiple royalty will be required to be paid because a Licensed Product or its manufacture, use, sale or importation is covered by more than one Valid Claim.

6	Place and Method of Payment; Reports and Records; Audit; Interest

6.1	All dollar ($) amounts referred to in this Agreement are expressed in United States dollars. All payments to IURTC shall be made in United States dollars by check or electronic transfer payable to “Indiana University Research and Technology Institute”. Any Sales revenues for Licensed Products in currency other than United States dollars shall be converted to United States dollars at the conversion rate for the foreign currency as published in the Eastern edition of The Wall Street Journal as of the last business day in the United States of the applicable Calendar Half.

6.2	Checks shall be sent to:

Indiana University Research and Technology Corporation

2455 Reliable Parkway

Chicago, IL 60686-2455

The IURTC Tech No. [...***...] and purpose of payment must be included with the check.

6.3	Wire transfer payments should be sent to:

[...***...]

[...***...]

[...***...]

[...***...]

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The IURTC Tech No. [...***...] and purpose of the payment must be included with the wire transfer information. Nanofluidics must add wire transfer fees to the payment.

6.4	Nanofluidics shall deliver to IURTC, within forty-five (45) days of the end of each Calendar Half in which earned royalties and/or sublicense fees are owed and payable, a written report setting forth the calculation of the payments made to IURTC for that Calendar Half, including at least the following:

6.4.1	The number of Licensed Products sold and amount of Sales by country.

6.4.2	Gross receipts for Sales of Licensed Products including total amounts invoiced and received.

6.4.3	Deductions, as defined in Section 2.11, giving totals by each type.

6.4.4	Net Sales of Licensed Products by country.

6.4.5	Earned royalty amounts credited against minimum royalty payments or vice versa.

6.5	Nanofluidics shall maintain, and shall require its Sublicensees to maintain, complete and accurate books of account and records that would enable an independent auditor to verify the amounts paid as royalties, fees and payments under this Agreement. Nanofluidics must also require its Sublicensees to file reports to Nanofluidics to enable Nanofluidics to comply with all record keeping and reporting obligations in this Agreement. The books and records must be maintained for three years following the Calendar Half after submission of the reports required by this Article. Upon reasonable notice by IURTC, Nanofluidics must give IURTC (or auditors or inspectors appointed by and representing IURTC) access to all books and records in Nanofluidics’ possession relating to Sales of Licensed Products by Nanofluidics and its Sublicensees to conduct, at IURTC’s expense, an audit or review of those books and records. This access must be available at least once every six (6) months, during regular business hours, during the Term of the Agreement and for the three Calendar Years following the year in which termination or expiration occurs. Any audit or review by or on behalf of IURTC shall not extend to books and records previously examined hereunder or to books and records relating to a period more than three years prior to the audit date. However, if the audit or review reports that Nanofluidics has underpaid royalties by [...***...] or more for any Calendar Half, Nanofluidics shall reimburse IURTC for the costs and expenses of the accountants and auditors in connection with the review and audit.

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6.6	Any amounts not paid by Nanofluidics to IURTC when due shall accrue interest, from the due date until payment is made, at an annual rate equal to [...***...] (or the maximum allowed by law, if less than the amount specified herein).

7	Confidentiality

7.1	Nanofluidics and IURTC will maintain in secrecy and not disclose to any third party any Confidential Information. Nanofluidics and IURTC will ensure that their respective employees have access to the Confidential Information only on a need-to-know basis and are obligated by written agreement to keep the Parties’ confidentiality obligations under this Agreement. As used in this Section, IURTC is a “Disclosing Party” of its Confidential Information and a “Receiving Party” of Nanofluidics’ Confidential Information, and Nanofluidics is a “Disclosing Party” of its Confidential Information and a “Receiving Party” of IURTC’s Confidential Information.

7.2	The obligations of confidentiality specified in this Article will not extend to Confidential Information that:

7.2.1	Becomes part of the public domain through no fault of either Party;

7.2.2	Was known to the Recipient Party before disclosure by the Disclosing Party as established by written records in the Recipient Party’s possession;

7.2.3	Comprises identical subject matter to that which had been originally and independently developed by the Recipient Party without knowledge or use of any Confidential Information; or

7.2.4	Was disclosed to the Recipient Party by a third party having a right to make the disclosure.

7.3	Notwithstanding the other terms of this Article 7, Nanofluidics may, to the extent necessary, use Confidential Information to secure governmental approval to clinically test or market a Licensed Product, to comply with a court order or governmental rule or regulation, or to show to a potential sublicensee or contractor subject to an appropriate confidentiality agreement. Nanofluidics may use and disclose Confidential Information to the extent necessary to carry out its obligations and exercise its rights under this Agreement, and (without limiting the foregoing) may disclose this Agreement to its investors and prospective investors. Nanofluidics will, in any such use, take all reasonably available steps to maintain confidentiality of the disclosed Information and to guard against any further disclosure.

7.4	IURTC also may disclose the existence of this Agreement and only to the extent of the grant in Article 3 to a third party that inquires whether a license to the Intellectual Property is available. However, IURTC shall not disclose the name of Nanofluidics as the Licensee, unless Nanofluidics has already made such disclosure publicly or unless Nanofluidics agrees in writing that IURTC may disclose such information.

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8	Representations and Warranties

8.1	IURTC represents and warrants that:

8.1.1	It is a corporation organized, existing, and in good standing under the laws of Indiana.

8.1.2	It has the authority to enter into this Agreement and that the person signing on its behalf has the authority to do so.

8.1.3	To the best of its knowledge, it is the owner (subject to any rights retained by the U.S. government by operation of law) of the Intellectual Property licensed in this Agreement and that it has the authority to grant the licenses set forth herein.

8.1.4	To the best of its knowledge, as of the Effective Date of the Agreement, there are no threatened or pending actions, suits or claims against IURTC challenging IURTC’s ownership or control of the Intellectual Property licensed in this Agreement.

8.1.5	To the best of its knowledge, all inventors named in patents within the Patent Rights have, unless indicated otherwise to the contrary, have an obligation to assign to IURTC their right, title and interest in and to the patents describing and claiming their invention(s) and have already made such an assignment.

8.1.6	It has not previously granted and will not grant during the Term, any right, license or interest in or to the Intellectual Property, or any portion thereof, inconsistent with the rights and licenses granted to Nanofluidics herein.

8.1.7	There are no threatened or pending actions, suits, claims or arbitration proceedings in any way relating to the validity or enforceability of U.S. Patent No. 6,399,335.

8.1.8	It is not a party to any agreement or arrangement that would prevent it from performing its duties and fulfilling its obligations to Nanofluidics under this Agreement.

8.2	Nanofluidics represents and warrants that:

8.2.1	It is a corporation duly organized, existing, and in good standing under the laws of Delaware.

8.2.2	The execution, delivery and performance of this Agreement have been authorized by all necessary corporate action on the part of Nanofluidics and that the person signing the Agreement on behalf of Nanofluidics has the authority to do so.

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8.2.3	The making or performance of this Agreement would not violate any separate agreement it has with a third party.

8.2.4	It is not a party to any agreement or arrangement that would prevent it from performing its duties and fulfilling its obligations to IURTC under this Agreement.

8.2.5	It has, or will obtain at the time specified in Article 12, the insurance coverage called for in Article 12.

8.2.6	It will obtain any additional licenses from any third party needed to perform and fulfill its duties and obligations under this Agreement, including, but not limited to, the Development Plan.

8.2.7	There is no pending litigation and no threatened claims against it that could impair its ability or capacity to perform and fulfill its duties and obligations under this Agreement, including, but not limited to, the Development Plan.

8.3	Nothing in this Agreement shall be construed as:

8.3.1	A warranty or representation by IURTC or IU as to the validity, scope, or efficacy of Intellectual Property.

8.3.2	A grant, by implication, estoppel, or otherwise, of any licenses or rights under patents or other intellectual property rights of IURTC or other persons, other than the rights expressly granted above to Intellectual Property.

8.3.3	A grant of rights to either Party to use the name of the other in advertising, publicity, or otherwise, except as expressly authorized herein, without the written permission of the other Party.

8.3.4	A grant of rights to Licensee to use the name of IU in advertising publicity, or otherwise without the written permission of IU.

8.4

IURTC PROVIDES THE INTELLECTUAL PROPERTY “AS IS” AND MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE INTELLECTUAL PROPERTY OR LICENSED PRODUCTS DERIVED FROM OR INCLUDING IT FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE INTELLECTUAL PROPERTY OR ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES. IURTC MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF THE INTELLECTUAL PROPERTY OR ANY LICENSED PRODUCT, INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. IURTC WILL NOT BE

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LIABLE TO NANOFLUIDICS, OR ITS SUCCESSORS, ASSIGNS, CONTRACTORS, OR SUBLICENSEES, OR ANY THIRD PARTY REGARDING ANY CLAIM ARISING FROM OR RELATING TO NANOFLUIDICS’ USE OF THE INTELLECTUAL PROPERTY, ANY LICENSED PRODUCT, OR FROM THE MANUFACTURE, USE, IMPORTATION OR SALE OF LICENSED PRODUCTS, OR FOR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND.

9	Application, Prosecution, and Maintenance of Patent Rights

9.1	IURTC shall control the preparation, filing, prosecution, issue and maintenance of patents within the Patent Rights. IURTC will select qualified outside patent counsel reasonably acceptable to Nanofluidics and corresponding foreign associates to prepare, file, prosecute and maintain U.S. patents/applications and foreign counterparts within the Patent Rights. IURTC will consult with Nanofluidics regarding the prosecution of patent applications including, without limitation, by providing Nanofluidics a reasonable opportunity, and sufficiently in advance, to review and comment on proposed submissions to any patent office, before the submission is filed and will reasonably consider the advice of Nanofluidics with respect to patent prosecution. IURTC will keep Nanofluidics reasonably informed of the status of Patent Rights patents and applications by timely giving Nanofluidics copies of communications relating to such Patent Rights that are received from any patent office or outside patent counsel of record or foreign associate.

9.2	During the Term of the Agreement, Nanofluidics will reimburse IURTC for all reasonable and documented costs and expenses incurred by IURTC in the preparation, filing, prosecution, issue and maintenance of patents and applications within the Patent Rights within thirty (30) days of receipt from IURTC of copies of billing invoices for such costs and expenses; provided, however, that IURTC will have provided Nanofluidics reasonable advance notice of such activities and the estimated costs expected to be incurred if those costs exceed those specified in the IURTC Outside Counsel Guidelines, and afforded Nanofluidics the opportunity to provide input regarding such activities and estimated costs.

9.3	IURTC will diligently prosecute and maintain the applications and patents within the Patent Rights as long as Nanofluidics timely satisfies its reimbursement obligations hereunder. IURTC will prepare, file and prosecute additional applications within the Patent Rights as Nanofluidics may reasonably request, in IURTC’s name at Nanofluidics’ sole expense.

9.4

If Nanofluidics elects not to reimburse IURTC for any fees or expenditures relating to any Patent Rights, Nanofluidics shall give IURTC written notice of such election at least ninety (90) days in advance of the date on which such expenditure is to be made or such fee is due to be paid. Upon IURTC’s receipt of such notice, the license to those patent applications or patents in the Patent Rights granted to Nanofluidics under Sections 3.1

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and 3.2 for which IURTC has not been reimbursed shall be free, at IURTC’s sole discretion and without any further obligation to Nanofluidics, to continue prosecution or maintenance, for IURTC’s sole use and benefit or to abandon the patent applications.

9.5	Nanofluidics’ failure to reimburse IURTC for patent expenses incurred in connection with filing, prosecution, issue, and maintenance of patent applications or patents in the Patent Rights without notification pursuant to Section 9.4 shall be considered a material breach subject to the termination provisions of this Agreement.

10	Infringement, Enforcement, and Defense

10.1	The Parties shall give prompt written notice (the “Infringement Notice”) to each other of (a) any known or suspected infringement of the Intellectual Property by a third party, and (b) any claim that a Licensed Product infringes the intellectual property rights of a third party that dominate the inventions claimed in the Patent Rights patent.

10.2	In the event either party becomes aware of a suspected infringement of the Intellectual Property that is of substantial commercial significance in the Field by a third party, Nanofluidics at its sole expense may attempt to abate such suspected infringement. Nanofluidics shall have the right, but shall not be obligated, to initiate and prosecute an infringement action at its own expense, in its own name and entirely under its own direction and control. In such event, Nanofluidics shall also be entitled to all recoveries in any such action or proceeding. Nanofluidics shall consult with IURTC prior to and in conjunction with all significant issues, shall keep IURTC informed of all proceedings, and shall provide copies to IURTC of all pleadings and other papers related to such actions. IURTC will provide reasonable assistance to Nanofluidics in prosecuting any such actions, and shall lend its name to such actions or proceedings if requested by Nanofluidics or required by law. IURTC shall have the right to participate and be represented in any such actions or proceedings by its own counsel at its own expense.

10.3	Nanofluidics at its sole expense shall defend third party claims for (a) patent or intellectual property infringement and injury, and (b) death, bodily injury, property damage, damage to business, or product liability brought against Nanofluidics and IURTC arising from or relating to Intellectual Property or a Licensed Product. Nanofluidics will have the right to conduct the defense of such actions through outside counsel of its choice who are reasonably acceptable to IURTC. Nanofluidics shall consult with IURTC prior to and in conjunction with all significant issues, shall keep IURTC informed of all proceedings, and shall provide copies to IURTC of all pleadings, legal analyses, and other papers related to such actions. IURTC will provide reasonable assistance to Nanofluidics in defending any such actions. In such event, Nanofluidics shall also be entitled to all recoveries in any such actions.

10.4	Notwithstanding anything herein to the contrary and absent IURTC’s prior written consent, Nanofluidics shall not settle or compromise any claim or action in a manner that imposes restrictions or obligations on IURTC, requires any financial payment by IURTC, or grants rights or concessions to a third party to Intellectual Property or a Licensed Product.

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10.5	Nanofluidics will be entitled to offset against royalties and fees due under Sections 5.4 and 5.5 fifty percent (50%) of its reasonable and necessary attorney’s fees and expenses incurred in abating, bringing, or defending against third party claims of infringement or unfair trade practices against Intellectual Property, or in bringing or defending an action against a third party under this Article, provided, however, that in no event shall the royalty and fee payments due to IURTC be reduced by more than fifty percent (50%) in any Calendar Year.

10.6	If Nanofluidics fails or declines to take any action under Section 10.2 within a reasonable time after learning of third party infringement or unfair trade practices, IURTC shall have the right, but not the obligation, to take appropriate actions against any such third party at its own expense. If Nanofluidics fails to defend a claim or action under Section 10.3 within twenty (20) days of learning of the same, IURTC may assume the defense at its own expense for the account of and at the risk of Nanofluidics and any resulting liability will be deemed conclusively to be a liability of Nanofluidics.

11	Indemnification.

11.1	Nanofluidics shall indemnify, defend, and hold harmless IURTC, its Board of Directors, and employees, IU’s faculty, staff, employees, students, and IURTC and IU’s successors, assigns, and agents (collectively, “IURTC Indemnitees”) from and against any and all judgments, liabilities, losses, damages, actions, claims, or expenses (including all attorney’s fees and costs incurred by IURTC Indemnitees) arising out of, relating to, or incidental to (a) the use of any Intellectual Property in the design, development, production, manufacture, sale or offer for sale, use, importation, lease, marketing or promotion of any Licensed Product by Nanofluidics or its contractors, employees, Sublicensees, assigns, or agents, (b) injury or death to any person, damage to property, or any injury to business, including, but not limited to, business interruption or damage to reputation, arising out of, relating to, or incidental to the use of Intellectual Property or a Licensed Product, (c) any third party claim that any use or licensing of Intellectual Property or development of Licensed Products by Nanofluidics violates or infringes a third party’s intellectual property rights.

11.2	Nanofluidics’ indemnification obligations shall not apply to any liability, damage, loss or expense to the extent that it is attributable to (a) the willful misconduct of the IURTC Indemnitees, or (b) any breach of IURTC’s warranties or obligations under this Agreement.

12	Insurance

12.1	Nanofluidics will at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering all employees with respect to activities undertaken in performance of this Agreement. This requirement may be met by insurance or self-insurance coverage provided to Nanofluidics by a Sublicensee.

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12.2	In addition to the foregoing, Nanofluidics will at appropriate times obtain and maintain occurrence-based Broad Form Comprehensive General Liability (BFCGL) insurance with a reputable and financially secure insurance carrier(s). The BFCGL insurance will include, among all other coverages standing in such BFCGL policies, coverage for product liability and contractual liability.

12.3	The insurance policy shall identify IURTC as an additional insured and shall provide to Nanofluidics, its Affiliates, for the express benefit and protection of IURTC Indemnitees and in order to satisfy Nanofluidics’ indemnity obligations in Article 11, minimum annual limits of [...***...].

12.4	Insurance policies purchased to comply with this Article shall be kept in force for two years after the last sale the last Licensed Product is sold.

12.5	Nanofluidics will provide IURTC with a certificate of insurance and notices of subsequent renewals. The certificates and policies must provide that Nanofluidics’ carrier will notify IURTC in writing at least thirty (30) days prior to cancellation or material change in coverage.

12.6	The specified minimum coverages do not constitute a limitation on Nanofluidics’ obligation to indemnify IURTC under this Agreement.

13	Termination

13.1	Nanofluidics may terminate this Agreement with or without cause on ninety (90) days advance written notice to IURTC. The license rights granted in Article 3 shall terminate at the end of the 90-day period.

13.2	IURTC may terminate this Agreement as provided in Article 4.5 for Nanofluidics’ failure to [...***...].

13.3	Subject to Section 13.3.8, IURTC may terminate this Agreement on sixty (60) days advance written notice to Nanofluidics upon Nanofluidics’ material breach of the Agreement. The termination becomes effective at the end of the sixty-day period unless Nanofluidics has fully cured the breach within that time. A material breach includes, but is not limited to, material failure of one or more of the following:

13.3.1	Failure to pay timely any fee, royalty, or other payment required under this Agreement.

13.3.2	Failure to keep accurate and complete books and records, failure to require that Sublicensees keep accurate books and records, and failure to allow reasonable audit and inspection, all as required by Article 6.

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13.3.3	Failure to comply with the confidentiality requirements of Article 7.

13.3.4	Failure to obtain, maintain, and/or timely report levels of insurance, as required in Article 12.

13.3.5	Breach or falsity of any of Nanofluidics’ representations or warranties made in this Agreement.

13.3.6	Failure to indemnify in accordance with Article 11 of this Agreement.

13.3.7	Failure to include all necessary and required terms in all sublicenses, or inclusion of any prohibited terms.

13.3.8	Notwithstanding the foregoing, if Nanofluidics disputes that it is in breach concerning the amount of payment to be made hereunder (for purpose of clarity, the breach concerning the amount of payment to be made as used in this Section 13.3.8 does not include the situation in which Nanofluidics refuses to make any payment under this Agreement), IURTC shall not have the right to terminate this Agreement unless it has been determined in an arbitration proceeding that this Agreement was breached, and Nanofluidics fails to cure such breach within sixty (60) days after such determination. The Parties agree that the arbitration proceeding shall be conducted by a sole arbitrator selected by the Parties in accordance with the licensing rules of the American Arbitration Association, and be completed within thirty (30) days. During the arbitration proceeding, each party shall submit a proposal setting forth the terms of a proposed resolution. The arbitrator is empowered only to select one of the proposed resolutions in whole. The arbitrator may not modify the terms of this Agreement. The award rendered thereon by the arbitrator shall be final and binding on the Parties thereto. In the event that Nanofluidics is found in such arbitration proceeding to be in breach for failure to fulfill its payment obligations under this Agreement, Nanofluidics shall cure such breach by paying the damage owed to IURTC with interest at the rate set forth in Section 6.6, and by reimbursing IURTC the attorney’s fees that IURTC incurred in the arbitration proceeding.

13.4	If Nanofluidics enters bankruptcy or receivership, voluntarily or involuntarily, all obligations of IURTC and all rights (but not obligations) of Nanofluidics terminate immediately without the need for either IURTC or Nanofluidics to take any action.

13.5	Upon the date of termination of this Agreement for any reason, Nanofluidics shall return, and shall cause all Sublicensees, if sublicensing agreements are also terminated, to return to IURTC all Confidential Information of IURTC (as defined in Article 7) received during the Term of this Agreement.

13.6	As of the date of termination of this Agreement by either Party for any reason pursuant to the terms herein, all license rights granted to Nanofluidics under Article 3 shall terminate. Nanofluidics’ obligations to pay fees, royalties, or other payments and patent expenses (Article 10) accruing prior to termination shall survive termination.

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14	Use of Names: Neither Party may use the name of the other for any commercial, advertisement, or promotional purpose without the prior written consent of the other. Nanofluidics may not use the name of IU for any commercial, advertisement, or promotional purpose without the prior written consent of IU.

15	Assignment or Pledge of the Agreement: This Agreement, in whole or in part, shall not be assigned by either Party to any third party without the written consent of the non-assigning Party. However, Nanofluidics may assign the entire Agreement, without IURTC’s consent, to a third party that acquires substantially all of Nanofluidics’ business or assets through merger, sale, acquisition, or other similar transaction, provided that the successor agrees in writing (with a copy of such assent to IURTC within ten (10) days of the effective date of the transaction) to assume all obligations and liabilities of Nanofluidics to IURTC. The rights granted in this Agreement may not be pledged or hypothecated in any way by Nanofluidics or any Sublicensee to secure any purchase, lease, or loan.

16	Notice: Any required or permissive notice under this Agreement will be sufficient if in writing and delivered personally, by recognized national overnight courier, or by registered or certified mail, postage prepaid and return receipt requested, to the address below and will be deemed to have been given as of the date shown on the receipt if by certified or registered mail, or the day following dispatch if by overnight courier.

If to IURTC:

Vice President of Technology Transfer

Attn: IURTC Tech No. 0009

Indiana University Research and Technology Corporation

351 W. 10th Street

Indianapolis, IN 46202

If to Nanofluidics:

[...***...]

Nanofluidics, Inc.

1505 Adams Drive

Menlo Park, CA 94025

Cc:	[...***...]

Wilson Sonsini Goodrich and Rosati

650 Page Mill Road

Palo Alto, CA 94304

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17	General Provisions

17.1	This Agreement shall be governed by and interpreted according to the laws of the State of Indiana.

17.2	No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or any other provision of this Agreement, and no waiver shall be effective unless made in writing by the Party against whom the waiver is sought to be asserted.

17.3	The Parties acknowledge that they have read this Agreement in its entirety and agree that this instrument comprises the entire agreement, contract, and understanding of the Parties relating to the subject matter of the Agreement.

17.4	This Agreement cannot be changed, modified or amended except by a written instrument subscribed by authorized representatives of the respective Parties.

17.5	Neither Party is an agent or contractor of the other as a result of any transaction under or related to this Agreement. Neither Party may in any way pledge the other Party’s credit or incur any obligation on behalf of the other Party.

17.6	IURTC shall not be liable to Nanofluidics for any special, consequential, incidental, or indirect damages arising out of or relating to this Agreement, however caused, under any theory of liability.

17.7	The provisions of this Agreement are severable in that if any provision in the Agreement is finally determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.

17.8	If the performance of any obligation under this Agreement is prevented or impaired by acts of war, riot, acts or defaults of common carriers, or governmental laws or regulations, a Party will be excused from performance so long as such cause continues to prevent or impair that Party’s performance. The Party claiming such force majeure excuse must promptly notify the other Party of the existence of the cause and must at all times use diligent efforts to resume and complete performance. This Section 18.8 will not excuse Nanofluidics’ obligation to pay fees, payments and royalties under Article 5 of the Agreement.

17.9	IURTC has no responsibility and assumes no liability for product design, development, pre- or post-market regulatory approval, servicing, distribution, or marketing of any Licensed Product, or for any decisions made or strategies devised relating to any Licensed Product.

17.10

Nanofluidics agrees, that in the event an IU faculty or staff member serves Nanofluidics or any sublicensee in the capacity of consultant, officer, employee, board member, advisor, or other designation, pursuant to contract or otherwise, such IU faculty or staff member shall serve in his or her individual capacity, as an independent contractor, and

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not as an agent or representative of IURTC or IU, that IURTC or IU exercises no authority or control over such faculty or staff member while acting in such capacity, that IURTC or IU receives no benefit from such activity, and that IURTC or IU assume no liability or obligation in connection with any such work or service undertaken by such faculty or staff member. Nanofluidics further agrees that any breach, error, or omission by an IU faculty or staff member acting in the capacity set forth above in this paragraph shall not be imputed or otherwise attributed to IURTC or IU, and shall not constitute a breach of this Agreement by IURTC.

17.11	All representations, warranties, covenants, and agreements made herein that, by their express terms or by implication, are to be performed after the execution or termination of this Agreement, or are prospective in nature, shall survive such execution and/or termination, as the case may be. This shall include, but not be limited to, the provisions in Articles 5, 6, 7, 8, 11, 12 and 14.

17.12	Each Party shall, at the reasonable request of the other, execute and deliver to the other such instruments and/or documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

17.13	This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed one instrument.

17.14	This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed one instrument.

Witness: The Parties have caused this Agreement to be executed in duplicate by their duly qualified representatives.

Nanofluidics, Inc.	IURTC

/s/ Stephen Turner, Ph.D.	/s/ Jack H. Pincus, Ph.D.
Signature	Signature

Stephen Turner, Ph.D.	Jack H. Pincus, Ph.D.
Name	Name

Vice President of Technology Transfer Indiana University Research & Technology
CTO	Corporation
Title	Title

6/14/05	6/15/05
Date	Date

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